Exhibit 10.1

PROPELL TECHNOLOGIES GROUP INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), made effective as of December 5, 2014 (the “Effective Date”), by and between PROPELL TECHNOLOGIES GROUP, INC., a corporation organized under the laws of the State of Delaware with offices located at 1701 Commerce Street, 2nd Floor, Houston, Texas 77002 (the “Company”), its subsidiaries, affiliates, successors and assigns (collectively, “Affiliates”) and JOHN WALTER HUEMOELLER II, an individual residing at ______________ (the “Executive”).

RECITALS

A. The Agreement supersedes the previous employment agreement between Propell Technologies Group, Inc and John Walter Huemoeller II signed March 6, 2013.

B. The Company desires to continue to employ Executive as its President and Chief Executive Officer and to have Executive continue to serve on the Board of Directors of the Company (the "Board") on the terms and conditions hereinafter set forth; and

C. Executive desires to be employed by the Company as its President and Chief Executive Officer and to serve on the Board and to perform and to serve the Company on the terms and conditions hereinafter set forth.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and of the mutual promises, agreements and covenants set forth herein, the parties hereto agree as follows:

1. Employment.

(a) Duties. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, as the Chief Executive Officer and President of the Company. In his role as Chief Executive Officer and President of the Company, Executive shall be responsible for such duties and functions of a supervisory or managerial nature as may be directed from time to time by the Board provided that such duties are reasonable and customary for a Chief Executive Officer. Executive agrees that he shall, during the term of this Agreement, except during reasonable vacation periods, periods of illness and the like, devote such commercially necessary portion of his business time, attention and ability to his duties and responsibilities hereunder; provided, however, that nothing contained herein shall be construed to prohibit or restrict Executive from (i) serving in other various business capacities or serving as a director, officer or consultant of any corporation, except any business or corporation that is a “Competitor” as defined in Section 7(a) below, with or without compensation therefor; (ii) serving in various capacities in community, civic, religious or charitable organizations or trade associations or leagues; or (iii) attending to personal business; provided, however, that no such service or activity permitted in this Section 1(a) shall materially interfere with the performance by Executive of his duties hereunder.

(b) Term.

(i) The term of this Agreement and Executive’s employment period shall be for a term commencing on the date of this Agreement and ending on the third (3rd) anniversary of the Effective Date (the "Employment Period"); provided, however, that commencing on the first day after the date of the Effective Date and on each day thereafter, the Employment Period shall be extended for one (1) additional day so that a constant three (3) year Employment Period shall be in effect, unless (A) the Company or Executive elects not to extend the term of this Agreement by giving written notice to the other party in accordance with Sections 3(b) and 13 hereof, in which case, the term of this Agreement shall become fixed and shall end on the first (1st) anniversary of the date of such written notice ("Notice of Non-Renewal"), or (B) Executive's employment terminates hereunder.

(ii) Notwithstanding anything contained herein to the contrary, (A) Executive's employment with the Company may be terminated by the Company or Executive during the Employment Period, subject to the terms and conditions of this Agreement; and (B) nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the Employment Period upon such terms and conditions as the Board and Executive may mutually agree.

(iii) If Executive's employment with the Company is terminated, for purposes of this Agreement, the term "Unexpired Employment Period" shall mean the period commencing on the date of such termination and ending on the last day of the Employment Period.

2. Compensation. Subject to the provisions of Section 8 hereof, the Company and its Affiliates shall each be responsible and have joint and several liability for all compensation and benefits owed to Executive under this Agreement. A reference to a Company plan, program, obligation or commitment shall also be considered an obligation or commitment of each of the Company and its Affiliates but shall not result in duplicate benefits being paid or provided to Executive.

(a) Salary. Executive shall receive an annual base salary of One Hundred Eighty Thousand Dollars ($180,000) which shall be payable on a bi-weekly basis. The annual base salary payable to Executive pursuant to this Section 2(a), which may be increased but not decreased by the Board or the Compensation Committee of the Board, as the case may be, shall be hereinafter referred to as the "Annual Base Salary."

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(b) Annual Bonus.

(i) The Executive shall be eligible for an annual bonus of a percentage of his base salary payable in cash or equity. Any bonus that may be awarded, if any, will be in the sole and absolute discretion of both the Compensation Committee, if any, and the Board of Directors of the Company, the “Discretionary Annual Bonus”. The amount of such bonus shall depend on the achievement by the Executive and/or the Company of certain objectives to be established by the Board or the Compensation Committee in consultation with the Executive, along with such other factors the Board and Compensation Committee deems relevant. Any bonus for a given fiscal year shall be payable in one lump sum upon approval by the Board of Directors of the Company or the Compensation Committee, which shall be obtained by the Company on or about December 31 of such year.

(c) Stock Grant. The Executive shall receive 10,000,000 restricted shares of the Company’s common stock. The share grant will vest as follows: 1,250,000 shall vest on January 1, 2015 and 1,250,000 shares shall vest on each quarter anniversary thereafter for seven (7) successive quarters while Executive is employed by the Company. In addition, the Executive shall receive an additional 750,000 shares of the Company’s common stock on an annual basis commencing on January 1, 2016 and each one year anniversary thereof, such shares shall vest immediately upon issuance. Notwithstanding the foregoing vesting schedule, in the event of either a change of control (as defined in the next sentence), termination of Executive by the Company without “Cause” as defined in Section 3(a)(v), termination of Executive due to disability as set defined in Section 3(a)(iii) or death or termination by Executive for Good Reason, all shares that have been issued subject to this Agreement shall immediately vest . In the event Executive terminates this agreement Without Good Reason or is terminated for ‘Cause” as defined in Section 3(a)(i) anytime prior to January 1, 2016 5,000,000 of the restricted shares that have been issued subject to this Agreement shall immediately vest. Change of Control shall be defined as a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

(d) Reimbursement of Business Expenses. The Company shall promptly reimburse Executive for all reasonable out-of-pocket expenses incurred by him pursuant to his employment hereunder during the Employment Period, including, but not limited to, all reasonable travel and entertainment expenses. Executive may only obtain reimbursement under this Section 2(d) upon submission of such receipts and records as may be initially required by the Board and, thereafter, as may be required under the reimbursement policies established by the Company. Notwithstanding the foregoing, Executive shall be permitted to charge reasonable expenses delineated in this Section 2(d) to Company charge cards or other credit accounts made available to Executive by the Board.

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(e) Additional Benefits; General Rights. During the Employment Period, Executive shall be entitled to:

(i) participate in all employee stock option, pension, savings, and other similar benefit plans of the Company as the Company may designate from time to time;

(ii) the Company agrees to provide medical insurance for employee;

(iii) participate in all other welfare plans established by the Company such as life insurance, dental, disability, and business travel accident plans and programs as the Company may designate from time to time;

(iv) four (4) weeks paid vacation per year;

(v) the continued use of the Company’s apartment that is paid for by the Company at 15 N. Chenevert, Apt 511, Houston, TX 77002;

(vi) any other benefits provided by the Company to its executive officers.

3. Termination of Employment; Events of Termination.

(a) This Agreement may be terminated during the Employment Period under the following circumstances:

(i) Cause. Executive's employment hereunder shall terminate for "Cause" thirty (30) days after the date the Company shall have given Executive notice of the termination of his employment for "Cause", unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period. For purposes of this Agreement, "Cause" shall mean acts of embezzlement or misappropriation of funds or fraud as determined by a non-appealable determination of a court of law; conviction of a felony.

(ii) Death. Executive's employment hereunder shall terminate upon his death.

(iii) Disability. Executive’s “Disability”, meaning Executive’s incapacity, due to physical or mental illness, which results in Executive having been absent from fully performing his duties with the Company for a continuous period of more than thirty (30) days or more than sixty (60) days in any period of three hundred sixty-five (365) consecutive days. In the event that the Company intends to terminate the employment of Executive by reason of Disability, the Company shall give Executive no less than thirty (30) days’ prior written notice of the Company’s intention to terminate Executive’s employment.  The Executive agrees, in the event of any dispute hereunder as to whether a Disability exists, and if requested by the Company, to submit to a physical examination in the state of the Company’s Executive offices by a licensed physician selected by mutual agreement between the Company and the Executive, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. If Executive refuses to submit to appropriate examinations by such physician at the request of the Company, the determination of the Executive’s Disability by the Company in good faith will be conclusive as to whether such Disability exists. This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any other applicable laws regarding disability.

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(iv) Good Reason. Executive shall have the right to terminate his employment for "Good Reason." This Agreement shall terminate effective immediately on the date Executive shall have given the Board notice of the termination of his employment with the Company for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean (A) any material and substantial breach of this Agreement by the Company, (B) a diminution of Executive's responsibilities, loss of title or position in which Executive currently serves, failure to reelect Executive to the Board, (C) a Change in Control (as defined in Section 2(c) occurs and Executive voluntarily quits at any time within the six (6) month period on or immediately following the Change in Control, (D) the Company issues a Notice of Non-Renewal to Executive, (E) a reduction in Executive's Annual Base Salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, or any other failure by the Company to comply with Section 2, hereof, or (F) this Agreement is not assumed by a successor to the Company.

(v) Without Cause. The Company shall have the right to terminate Executive's employment hereunder Without Cause subject to the terms and conditions of this Agreement. In such event, this Agreement shall terminate, effective immediately upon the date on which the Company shall have given Executive notice of the termination of his employment for reasons other than for Cause or due to Executive's Disability.

(vi) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason at any time for any reason subject to the terms and conditions of this Agreement. This Agreement shall terminate, effective immediately upon the date as of which Executive shall have given the Board notice of the termination of his employment without Good Reason.

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(b) Notice of Termination. Any termination of Executive's employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. In the event of the termination of Executive's employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

4. Payments Upon Termination.

(a) Without Cause, For Good Reason or Disability. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, or by the Company due to Executive's Disability, Executive, or in the case of Executive's Disability, Executive's legal representative (assuming Executive’s affairs are handled by a representative rather than Executive himself), shall be entitled to receive from the Company a lump sum payment in an aggregate amount equal to the greater of (a) six months base salary together with payment of the cost of Executive’s medical insurance or any COBRA payments for six months after the date of termination; provided, however that if during such six months the Executive is employed by an employer that pays for Executive’s medical insurance then the Company shall be relieved of its obligation to pay the cost of the medical insurance (the "Severance Payment"); (ii) any bonuses which have been earned but not been paid prior to such termination ("Prior Bonus Payment") and (iii) reimbursement of expenses incurred prior to date of termination (the "Expense Reimbursement"). The aforesaid amounts shall be payable in cash without discount for early payment, at the option of Executive, either in full immediately upon such termination or monthly over the Unexpired Employment Period (the "Payment Election"). Executive's additional benefits specified in Section 2(e) shall terminate at the time of such termination other than the medical insurance which shall continue as provided above. In addition, the stock issued to Executive shall vest as provided in Section 2 (c).

In the event Executive is terminated by the Company Without Cause or due to Executive's Disability or Executive terminates his employment with the Company for Good Reason, Executive shall have no duty to mitigate the amount of the payment received pursuant to this Section 4(a), it being understood that Executive's acceptance of other employment shall not reduce the Company’s or the other Company' obligations hereunder other than as set forth above with respect to the payment of medical insurance.

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(b) Death. If Executive's employment is terminated due to death of Executive, Executive's estate or beneficiary(ies), as the case may be, shall be entitled to a lump payment in an amount equal to the Severance Payment, the Prior Bonus Payment and Expense Reimbursement.

(c) Termination With Cause or Without Good Reason. If the Company terminates Executive's employment for Cause or in the event Executive voluntarily terminates his employment Without Good Reason, Executive shall be entitled to (i) his Annual Base Salary through the date of the termination of such employment and Executive shall be entitled to any bonuses which have been earned but not paid prior to such termination and (ii) Expense Reimbursement. The aforesaid amounts shall be payable in cash without discount for early payment, at the option of Executive, either in full immediately upon such termination or monthly over the Unexpired Employment Period (the "Payment Election"). Executive shall not be entitled to any other bonuses. Executive's additional benefits specified in Section 2(e) shall terminate at the time of such termination. In addition, the stock issued to Executive shall vest as provided in Section 2 (c).

(d) Termination by the Company Upon Change in Control. If the Company terminates Executive's employment for any reason in connection with a Change in Control (as defined in Section 2(c)), Executive shall receive from the Company in one lump sum, payable on the consummation of the Change in Control an amount equal to the Severance Payment, the Prior Bonus Payment and the Expense Reimbursement.

In the event Executive is terminated by the Company in connection with a Change in Control which is not approved by the Continuing Directors of the Company, Executive shall have no duty to mitigate the amount of the payment received pursuant to this Section 6(d), it being understood that Executive's acceptance of other employment shall not reduce the Company’s obligations hereunder.

5. Confidential Information.

(a) Executive agrees that during the course of his employment or at any time thereafter, he will not disclose or make accessible to any other person, the Company’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any Affiliates or any of their clients. Executive agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof from the Company’s facilities at any time during his employment by the Company other than to perform his duties hereunder. Executive agrees immediately to return all such material and reproductions thereof in his possession to the Company upon request and in any event upon termination of employment.

(b) Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the confidential, technical or business information or material of the Company, its clients or any other party to whom the Company owes an obligation of confidence, at any time during or after his employment with the Company.

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(c) In the event that Executive breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available. In addition, Executive agrees that in the event that he breaches the covenants in this Section 5, in addition to any other rights that the Company may have, Executive shall be required to pay to the Company any amounts he receives in connection with such breach.

(d) Executive recognizes that in the course of his duties hereunder, he may receive from the Company or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Executive agrees not to:

(i) Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Company or others in connection herewith, and

(ii) Provide the Company with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Company.

6. Inventions Discovered by Executive.

(a) Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term) (a) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which Executive was or is involved; (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises; or (c) which directly relates to any of Executive’s work during the Term, whether or not during normal working hours. Executive hereby assigns to the Company all of Executive’s right, title and interest in and to any such Inventions. During and after the Term, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond Executive’s agreed compensation during the course of Executive’s employment. All such acts shall be done without cost or expense to Executive. Executive shall be compensated for the giving of evidence or testimony after the term of Executive’s employment at the rate of $1,000/day. Without limiting the foregoing, Executive further acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, related to Executive’s employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. Executive hereby irrevocably designates counsel to the Company as Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section 6 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

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7. Non-Compete; Non-Solicitation.

(a) Non-Compete.  For a period commencing on the Effective Date and ending one (1) year after the date Executive ceases to be employed by the Company (the "Non-Competition Period"), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which develops, markets or sells products that are directly competitive with the products being developed or sold by the Company at the time of termination (collectively, a "Competitor").  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as he has no active participation in the business of such Competitor.

(b) Non-Solicitation.  During the Non-Competition Period, Executive shall not, directly or indirectly (i) induce or attempt to induce or aid others in inducing anyone working at or for the Company to cease working at or for the Company, or in any way interfere with the relationship between the Company and anyone working at or for the Company except in the proper exercise of Executive’s authority; or (ii) in any way interfere with the relationship between the Company and any customer, supplier, licensee or other business relation of the Company.

(c) Scope.  If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

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(d) Independent Agreement.  The covenants made in this Section 7 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement.  Moreover, the existence of any claim or cause of action of Executive against the Company or any of its Affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all its assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. Executive agrees that this Agreement is personal to him and may not be assigned by him other than by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representative.

9. Joint and Several Liability.

(a) No Duplication of Payments. The Company and its Affiliates shall be jointly and severally liable for any amounts payable to Executive under this Agreement. Any amounts payable to Executive shall be paid in the first instance by the Company, and to the extent not paid by the Company shall be paid by its Affiliates. In no event shall any amount payable pursuant to this Agreement be paid by the Company and its Affiliates and Executive shall not be entitled to receive duplicate benefits or payments under any of the provisions of this Agreement.

(b) New Subsidiaries. Any subsidiary of the Company that is formed or acquired on or after the Effective Date shall be required to become a signatory to this Agreement and shall become jointly and severally liable with the Company for the obligations hereunder.

(c) Sale of Subsidiaries. Upon the sale of the stock or substantially all of the assets of any subsidiary of the Company, which is approved by the Board, such subsidiary shall be automatically released from its obligations hereunder and shall not be considered as having any continuing liability for the obligations hereunder, and Executive shall be released from his obligations to such subsidiary hereunder.

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10. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware of the United States of America without regard to principles of conflict of laws. The State of Delaware shall be the exclusive jurisdiction for any disputes arising under this Agreement and the Parties hereby consent to such jurisdiction.

11. Entire Agreement. This instrument contains the entire understanding and agreement among the parties relating to the subject matter hereof, except as otherwise referred to herein, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any provisions hereof may be waived or modified, except by an agreement in writing signed by the party(ies) against whom enforcement of any waiver or modification is sought.

12. Severability. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, or to any extent, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13. Notices. Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and delivered by courier or personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	1701 Commerce Street
Second Floor
Houston, TX 77002

If to Executive:	Mr. John W. Huemoeller II

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If delivered personally, by courier or facsimile transmission (confirmed as aforesaid and provided written confirmation and receipt is obtained by the sender), the date on which a notice is delivered or transmitted shall be the date on which such delivery is made. Notices given by mail as aforesaid shall be effective and deemed received upon the date of actual receipt or upon the third business day subsequent to deposit in the U.S. mail, whichever is earlier. Either party hereto may change its or his address specified for notices herein by designating a new address by notice in accordance with this Section 12.

14. No Undue Influence. This Agreement is executed voluntarily and without any duress or undue influence. Executive acknowledges that he has read this Agreement and executed it with his full and free consent. No provision of this Agreement shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Agreement.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written.

EXECUTIVE:	COMPANY:

Propell Technologies Group Inc.
a Delaware Corporation

	By:	/s/ John Zotos
John W. Huemoeller II		John Zotos, Secretary

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